EXHIBIT 99.1

ATWOOD OCEANICS ORDERS ULTRA-DEEPWATER DRILLSHIP

Houston, Texas
January 31, 2011

FOR IMMEDIATE RELEASE

ATWOOD OCEANICS, INC., a Houston-based international drilling contractor (NYSE: ATW), announced that, Atwood Oceanics Pacific Limited (“AOPL”), a wholly-owned subsidiary of Atwood Oceanics, Inc. (the “Company”), on January 28, 2011 executed a turnkey construction contract with Daewoo Shipbuilding and Marine Engineering Co., Ltd (“DSME”) to construct an ultra-deepwater drillship, to be named the Atwood Advantage, at the DSME yard in South Korea. The Atwood Advantage is expected to be delivered by September 30, 2013 at a total cost, including project management, drilling and handling tools and spares, of approximately $600 million.  Financing for the construction of the Atwood Advantage is expected to be provided from a combination of ongoing cash flows and debt, as necessary, and from AOPL’s current senior credit facilities.  The Company will consider whether any additional debt may be necessary in connection with this fleet expansion.

The Atwood Advantage will be a DP-3 dynamically-positioned, dual derrick ultra-deepwater drillship rated to operate in water depths up to 12,000 feet and to drill to a depth of 40,000 feet. The Atwood Advantage will also have enhanced technical capabilities, including a 7-ram blowout preventer, three 100-ton knuckle boom cranes, a 165-ton active heave “tree-running” knuckle boom crane and 200 person accommodations.

Upon delivery, the Atwood Advantage will become the fifteenth mobile offshore drilling unit owned by the Company group.  AOPL also secured priced options to construct one or two additional ultra-deepwater drillships which require commitment by AOPL within nine months after contract execution. No determination has been made at this time whether any options will be exercised.

Rob Saltiel, President and CEO, commented, “We are excited to announce the construction of the Atwood Advantage drillship as the next expansion of our ultra-deepwater rig fleet.  This drillship will offer unparalleled capability, efficiency and operations integrity to Atwood’s clients through incorporation of state-of-the-art technologies into a proven rig design.  We have chosen DSME shipyard as our partner for this strategic project based on their quality reputation and extensive experience in building next-generation drillships.”

Statements contained in this report with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors including the Company’s dependence on the oil and gas industry; the risks involved in the construction of a rig and commencement of operations of the rig following delivery; competition; operating risks; risks involved in foreign operations; risks associated with possible disruption in operations due to terrorism, acts of piracy, embargoes, war or other military operations; and governmental and industry regulations and environmental matters.  A list of additional risk factors can be found in the Company’s annual report on Form 10-K for the year ended September 30, 2010, filed with the Securities and Exchange Commission.
Contact: Mark L. Mey
(281) 749-7902